Exhibit 99.1

VBL Therapeutics and Notable Labs Announce Definitive Merger Agreement

Merger will create Nasdaq-listed, clinical-stage therapeutic platform company developing new precision medicines for patient populations selected through Notable’s proprietary Predictive Precision Medicines Platform (“PPMP”)

Notable’s validated PPMP combines multi-dimensional biological assays and machine learning to bio-simulate a patient’s cancer treatment and predict their clinical response to the actual treatment

Notable has applied its PPMP to selecting and developing two clinical-stage therapeutic candidates in acute myeloid leukemia (“AML”); Phase 2a results for lead asset Volasertib in adult AML in platform-predicted responding patients expected in 3Q 2024

Leading healthtech-focused investors have committed an additional $10.3 million in a private placement, led by Builders VC, B Capital Group, Y Combinator, First Round Capital, and Founders Fund; Aggregate net transaction proceeds expected to fund planned operations into 2025

Companies to host conference call today at 8:30 AM Eastern Time

MODIIN, Israel and FOSTER CITY, Calif., February 23, 2023 – VBL Therapeutics (Nasdaq:VBLT), a biotechnology company developing targeted medicines for immune-inflammatory diseases, and Notable Labs, Inc. (“Notable”), a clinical stage therapeutic platform company developing predictive precision medicines for cancer patients, today announced they have entered into a definitive merger agreement. The combined company will focus on the advancement of Notable’s proprietary Predictive Precision Medicines Platform (“PPMP”) and therapeutic pipeline focused on cancer patients with high unmet medical needs. Immediately after the merger, Notable stockholders are expected to own approximately 76% and VBL Therapeutics shareholders are expected to own approximately 24% of the combined company, each on a fully-diluted basis and subject to adjustment. The combined company is expected to operate under the name Notable Labs, Ltd. with its shares listed on the Nasdaq Capital Market under the ticker symbol ‘NTBL.’

“Following an extensive process to identify the best possible partner, we are very encouraged to have arrived at this proposed merger with Notable,” remarked Prof. Dror Harats, M.D., Chief Executive Officer of VBL Therapeutics. “The caliber and track record of Notable’s management and their deep industry experience further adds to our excitement about developing Volasertib with Notable’s predictive platform technology to create value for our shareholders.”

“The operational infrastructure, intellectual resources and investment capital that this merger brings will serve as both the foundation and a driver of potential best-in-class therapeutic assets out of our PPMP platform,” commented Dr. Thomas A. Bock, Chief Executive Officer of Notable. “We are excited about the tremendous support of Notable’s top-tier investors including Builders VC, B Capital Group, Y Combinator, First Round Capital, and Founders Fund, further fueling our ambition to revolutionize oncology drug development with our ability to predict patient responses. This merger will serve to advance our lead clinical program with Volasertib, while in parallel accelerating our pursuit of additional targeted in-licensing opportunities.”

Notable’s PPMP combines multi-dimensional biological assays and machine learning to bio-simulate a patient’s cancer treatment and predict their clinical response to the actual treatment. Three clinical validation studies with recognized academic centers have demonstrated PPMP’s high precision in accurately predicting clinical responders.

PPMP has guided Notable in the selection and development of two clinical-stage therapeutic candidates in platform-predicted responding patients with AML. Notable’s lead asset derived from PPMP is Volasertib, a highly potent PLK1 inhibitor proven to induce cell cycle arrest and apoptosis in various cancer cells. Phase 2a results for Volasertib in adult AML are expected in 3Q 2024. Notable expects to use PPMP to identify, in-license, and fast-track additional undervalued assets as it builds out its development pipeline.

Concurrent with the execution of the merger agreement, a healthtech-focused investor syndicate, including existing Notable stockholders Builders VC, B Capital Group, Y Combinator, First Round Capital, and Founders Fund, have entered into a definitive securities purchase agreement with Notable to invest $10.3 million in gross proceeds prior to the close of the proposed merger. After completion of the merger, the combined company is expected to be capitalized with a cash runway into 2025.

About the Proposed Merger

Under the terms of the merger agreement, pending approval of the transaction by VBL Therapeutics’ shareholders and Notable’s stockholders, Notable will merge with a wholly-owned Delaware subsidiary of VBL Therapeutics, and stockholders of Notable will receive newly issued ordinary shares. Immediately after the merger, Notable stockholders are expected to own approximately 76% and VBL Therapeutics shareholders are expected to own approximately 24% of the combined company, in each case on a fully diluted basis as set forth in the merger agreement. The percentage of the combined company that the respective companies’ shareholders will own after completion of the merger is subject to adjustment based on the amount of VBL Therapeutics’ net cash at the closing date and the net proceeds from Notable’s pre-merger financing, among other adjustments, in each case as described in the merger agreement.

The merger agreement has been unanimously approved by the Board of Directors of each company. The merger is expected to close in the second quarter of 2023, subject to receipt of necessary approvals by the stockholders of each company and other customary closing conditions.

Chardan is serving as exclusive financial advisor to VBL Therapeutics and Goodwin Procter LLP and Horn & Co. are serving as legal counsel to VBL Therapeutics. JMP Securities, a Citizens Company, is serving as exclusive financial advisor for Notable and Wiggin and Dana LLP and Meitar are serving as legal counsel to Notable.

Management and Organization

The combined company will be led by Notable’s current management team and will be headquartered in Foster City, California. The Board of Directors of the combined company is expected to consist of up to seven members, one of which will be designated by VBL Therapeutics and the remainder of which will be designated by Notable.

Conference Call and Webcast Information

VBL Therapeutics and Notable will host a conference call and webcast today at 8:30 AM Eastern Time. The call can be accessed by dialing (877) 407-9208 (U.S. and Canada) or (201) 493-6784 (international) and entering passcode 13736622. A link to the live webcast, including the presentation of corporate slides, may be found here. To access a subsequent archived recording, visit the “Events & Presentations” section of the VBL website at www.vblrx.com, or the “News & Events” section of the Notable website at www.notablelabs.com.

About VBL Therapeutics

Vascular Biogenics Ltd., operating as VBL Therapeutics (Nasdaq: VBLT) is developing targeted therapies for immune-inflammatory diseases. VBL Therapeutics’ lead immunology product candidate, VB-601, is a targeted antibody for immune-inflammatory applications that has shown disease-modifying activity across multiple preclinical models including multiple sclerosis, rheumatoid arthritis and inflammatory bowel disease. VBL Therapeutics has entered into a definitive merger agreement with Notable Labs, Inc., which merger is expected to close in the second quarter of 2023. To learn more about VBL Therapeutics, please visit vblrx.com.

About Notable Labs

Notable Labs, Inc. is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform (“PPMP”), Notable bio-simulates a cancer treatment and predicts whether or not a patient is likely to respond to that specific therapeutic. Notable’s PPMP can identify and select clinically responsive patients prior to their treatment and thus fast-track clinical development in this patient population. By continually advancing and expanding the reach of the PPMP across diseases and predicted medical outcomes, Notable aims to be the leader in precision medicine and revolutionize the way in which patients seek and receive treatments that work best for them – patient by patient and cancer by cancer. Notable believes it has created a targeted and de-risked in-licensing strategy to deliver a product’s medical impact and commercial value faster, higher, and with a greater likelihood of success than traditional drug development. By transforming historical standards of care, Notable aims to create dramatic positive impact for patients and the healthcare community. Notable is headquartered in Foster City, California. Learn more at www.notablelabs.com and follow us @notablelabs.

Additional Information about the Proposed Merger and Where to Find It

This communication relates to the proposed merger transaction involving VBL Therapeutics and Notable and may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, VBL Therapeutics will file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement (the “Proxy Statement”) and prospectus. This communication is not a substitute for the Form S-4, the Proxy Statement or for any other document that VBL Therapeutics may file with the SEC and or send to VBL Therapeutics’ shareholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF VBL THERAPEUTICS ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VBL THERAPEUTICS, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Form S-4, the Proxy Statement and other documents filed by VBL Therapeutics with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by VBL Therapeutics with the SEC will also be available free of charge on VBL Therapeutics’ website at www.vblrx.com, or by contacting VBL Therapeutics’ Investor Relations at ir@vblrx.com. VBL Therapeutics, Notable and their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies from VBL Therapeutics’ shareholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of VBL Therapeutics is set forth in its Annual Report on Form 20-F for the year ended December 31, 2021, which was filed with the SEC on March 23, 2022, and in subsequent documents filed with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Form S-4, the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor a solicitation of any vote or approval with respect to the proposed transaction or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding the structure, timing and completion of the proposed merger; VBL Therapeutics’ unaudited cash position at December 31, 2022; the combined company’s listing on Nasdaq after closing of the proposed merger; expectations regarding the ownership structure of the combined company; the expected executive officers and directors of the combined company; each company’s and the combined company’s expected cash position at the closing of the proposed merger (including completion of Notable’s private placement) and cash runway of the combined company; the future operations of the combined company; the nature, strategy and focus of the combined company; the development and commercial potential and potential benefits of any product candidates or platform technologies of the combined company; the executive and board structure of the combined company; the location of the combined company’s corporate headquarters; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical results; Notable having sufficient resources to advance its Volasertib and any other pipeline candidates and its platform technologies; and other statements that are not historical fact. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond VBL Therapeutics’ control. VBL Therapeutics’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to (i) the risk that the conditions to the closing of the proposed merger are not satisfied, including the failure to timely obtain shareholder approval for the transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed merger and the ability of each of VBL Therapeutics and Notable to consummate the proposed merger; (iii) risks related to VBL Therapeutics’ ability to manage its operating expenses and its expenses associated with the proposed merger pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed merger; (v) the risk that as a result of adjustments to the exchange ratio, VBL Therapeutics shareholders and Notable stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of VBL Therapeutics’ common stock relative to the exchange ratio; (vii) unexpected costs, charges or expenses resulting from the transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; (ix) the uncertainties associated with Notable’s platform technologies, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; (x) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (xi) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (xii) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (xiii) risks associated with the possible failure to realize certain anticipated benefits of the proposed merger, including with respect to future financial and operating results; (xiv) risks associated with VBL Therapeutics’ financial close process and completion of its audit for the year ended December 31, 2022; (xv) risks associated with VBL Therapeutics’ loss of “foreign private issuer” status; and (xvi) risks related to the closing of the proposed sale of VBL Therapeutics’ Modi’in facility, among others. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in VBL Therapeutics’ Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC, and in other filings that VBL Therapeutics makes and will make with the SEC in connection with the proposed merger, including the Proxy Statement described above under “Additional Information about the Proposed Merger and Where to Find It.” You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. VBL Therapeutics expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:

Investor Relations: Daniel Ferry, LifeSci Advisors

+1 (617) 430-7576, daniel@lifesciadvisors.com

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